WAIVER AND RELEASE AGREEMENT

    This Waiver and Release Agreement (“Agreement” and/or “Release”) is made and entered into as of this 22nd day of December, 2020 (the “Effective Date”), by and between Thomas L. Tran (“Executive”), on the one hand, and Molina Healthcare, Inc., a Delaware corporation (the “Company”), on the other hand (collectively, the “Parties”).

    WHEREAS, Executive and Company previously entered into that certain offer letter, dated as of May 4, 2018 (the “Offer Letter”), pursuant to which he was hired as the Chief Financial Officer of the Company (“CFO”);

WHEREAS, Executive’s service in the role of CFO of the Company shall end in the middle of February 2021, and following additional transition services Executive’s employment with the Company will terminate due to his retirement effective the close of business on May 31, 2021 (“Termination Date”); provided, however, that from the Effective Date through the Termination Date, Executive shall perform such transition services as reasonably requested by Company from time to time during such transition period;

    WHEREAS, under the Offer Letter, Executive’s receipt of certain severance benefits as a result of the termination of his employment is contingent on his execution of a general release and waiver of claims against Company, any revocation of release period provided by law has run, and Executive has not revoked the release of claims and covenant not to sue within such period;

WHEREAS, Executive and Company desire to resolve all outstanding matters with respect to Executive’s employment with and separation of employment from Company; and

    WHEREAS, Executive and Company desire to fully release all claims which Executive in any capacity may have or claim to have, including, without limitation, claims arising out of or in any way relating to Executive’s employment with and separation of employment from Company.

    NOW, THEREFORE, Executive and Company agree as follows:

1.    Termination of Employment. Executive’s service as CFO of the Company shall end in mid-February 2021 following the completion of the Q4 and fiscal year 2020 reporting cycle, including the filing of the Company’s Form 10-K Annual Report. Thereafter, Executive shall provide transition services to the Company through the Termination Date. Executive’s employment with Company shall terminate on the Termination Date, and all positions Executive holds with Company and any of its subsidiaries (whether as an employee, officer, director, consultant, or otherwise) shall cease as of the Termination Date. During the transition period between the Effective Date and the Termination Date, Executive shall receive his current benefits and base salary, payable in accordance with Company’s policies and procedures, and agrees to fully cooperate and assist with the transition of his duties and to make himself available to Company as may be requested thereby. After the Termination Date, Executive shall have no employment duties or responsibilities to Company and no authority to act on its behalf or speak on its behalf. Executive will promptly sign all appropriate documents reasonably requested by Company to facilitate or reflect his separation from service from Company. Notwithstanding the foregoing, Company may advance the Termination Date to an earlier date if Executive engages in misconduct or dishonesty, fails to make reasonable efforts to perform his assigned duties and responsibilities or violates policies of Company or the terms of this Agreement (collectively, a “Cause” termination for purposes of this Agreement).

2.    Payments. As a result of the termination of Executive’s employment with Company, Executive shall receive a total payment of $1,750,000.00, subject to applicable withholding. The cash payment described in this Section 2 shall be paid to Executive, after the Termination Date, and following the expiration (without exercise) of the revocation period following his reaffirmation of this Agreement, as set forth in Section 10, and upon confirmed return of all Company Property and Information as set forth in Section 14 below. In the event that Executive is terminated by Company for Cause during the transition period between the Effective Date and the Termination Date, Executive shall immediately and irrevocably forfeit any right to receive the payment provided for herein.
Finally, Executive shall be eligible for participation in the Company’s 2020 Short Term Incentive Compensation Program and may be paid a cash payment in connection therewith in an amount to be determined by the Company in its sole and absolute discretion.
3.    Accrued Obligations. The Parties acknowledge and agree that Company has paid or will pay Executive the following payments and benefits, subject to applicable withholding:

a.    Base Salary and PTO. Company has paid or will pay Executive his base salary earned through the Termination Date, subject to applicable withholding, and Executive acknowledges and agrees that he will use up any accrued but unused PTO as of the Termination Date.

b.    Expense Reimbursement. Company has paid or will pay Executive for all reasonable expenses incurred in connection with the performance of his duties through the Termination Date in accordance with Company’s expense reimbursement policies, subject to applicable withholding.

4.    No Other Compensation. Executive agrees and acknowledges that no other sums, except for those set forth herein, shall be paid to Executive in respect of his employment by Company, and any such sums (whether or not owed) are hereby expressly waived by Executive. For the avoidance of doubt, with respect to equity-based compensation granted to Executive under either the Company’s 2011 Equity Incentive Plan, as amended and restated effective as of January 1, 2017, or the Company’s 2019 Equity Incentive Plan (the “Plans”), such equity awards shall be treated as follows in connection with Executive’s separation of employment:
a.    Performance Stock Unit Awards. Executive acknowledges and agrees that he holds (1) 14,237 Performance Units (as defined in the Plans), all of which are unvested as of the Effective Date, pursuant to that certain Performance Stock Unit Award Agreement by and between Company and Executive, dated May 24, 2018 (the “2018 PSU Agreement”), (2) 8,671 Performance Units, all of which are unvested as of the Effective Date, pursuant to that certain Performance Stock Unit Award Agreement by and between Company and Executive, dated March 1, 2019 (the “2019 PSU Agreement”), and (3) 7,344 Performance Units, all of which are unvested as of the Effective Date, pursuant to that certain Performance Stock Unit Award by and between Company and Executed, dated March 1, 2020 (the “2020 PSU Agreement”). As of the Termination Date, the Performance Units outstanding under the 2018 PSU Agreement shall have vested in full in accordance with their terms and at the specified percentage performance level as determined by the Compensation Committee of the Board. As of the Termination Date, the Performance Units outstanding under both the 2019 PSU Agreement and the 2020 PSU shall be forfeited in their entirety for no consideration, and Executive shall have no further right, title, or interest in or to such Performance Units under the 2019 PSU Agreement or the 2020 PSU Agreement, the Plans, or otherwise.
b.    Restricted Stock Awards. Executive acknowledges and agrees that he was granted (1) 9,491 shares of Restricted Stock (as defined in the Plan), of which 6,328 shares have vested as of the Effective Date, pursuant to that certain Restricted Stock Award Agreement by and between Company and Executive, dated May 24, 2018 (the “2018 RSA Agreement”), (2) 5,780 shares of Restricted Stock, of which 1,927 shares have vested as of the Effective Date, pursuant to that certain Restricted Stock Award Agreement by and between Company and Executive, dated March 1, 2019 (the “2019 RSA Agreement”), and (3) 4,896 shares of Restricted Stock, all of which are unvested as of the Effective Date, pursuant to that certain Restricted Stock Award Agreement by and between Company and Executive, dated March 1, 2020 (the “2020 RSA Agreement,” and together with the 2018, 2019, and 2020 PSU Agreements, and the 2018, 2019, and 2020 RSA Agreements, the “Equity Agreements”). As of March 1, 2021, Company and Executive acknowledge and agree that (x) 3,163 additional shares of Restricted Stock under the 2018 RSA Agreement, (y) 1,927 additional shares of Restricted Stock under the 2019 RSA Agreement, and 1,632 shares of Restricted Stock under the 2020 RSA Agreement shall, in each case, shall have become vested and nonforfeitable as of such date in according with their terms. As of the Termination Date, the remaining unvested shares of Restricted Stock under the 2019 RSA Agreement (1,926 shares) and the 2020 RSA Agreement (3,264 shares) shall be forfeited in their entirety for no consideration, and Executive shall have no further right, title or interest in or to such shares of Restricted Stock under the 2019 RSA Agreement, the 2020 RSA Agreement, the Plans, or otherwise.
5.    General Release. Executive, for himself and for his heirs, executors, administrators, successors, and assigns, does hereby irrevocably and unconditionally waive, release and forever discharge, Company, its past and present parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and its and their respective current and former employees, officers, directors and agents (collectively, the “Released Parties”), from any and all past or present claims, demands, causes of action, lawsuits, grievances, obligations, damages, expenses, attorneys’ fees, and liabilities of whatever kind or nature, known or unknown (all hereinafter referred to as “Claims”), which he ever had, now has, or may hereafter claim to have had, against the Released Parties or any of them based on any events, facts or circumstances arising at any time on or before the date of this Agreement and upon reaffirmation, on or before the date of such reaffirmation, including, but not limited to, claims that relate to Executive’s service with Company and/or the separation from such service. Executive agrees that this general release of Claims includes, but is not limited to, (a) claims of race, age, gender, sexual orientation, religious or national origin discrimination or any other legally protected status under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); and under any other federal, state or local laws, as amended; (b) claims based on any other federal, state or local laws, including, but not limited to, the Equal Pay Act; the Americans with Disabilities Act; the

Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”); the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act (“WARN”); the Arizona Civil Rights Act, Arizona Equal Pay Law, Arizona wage payments statutes, as well as any amendments to those laws; (c) claims of disputed wages or entitlement to any other pay; (d) claims of wrongful discharge or retaliation; (e) claims of breach of any implied or express contract or covenant (including, but not limited to, any claims arising under the Offer Letter, the Equity Agreements or the Plan); (f) claims for violation of personnel policies, handbooks, or any covenant of good faith and fair dealing; (g) claims for promissory estoppel; (h) ERISA claims; (i) claims for wrongful denial of insurance or other benefits; and (j) claims based on any public policy violation or on any tort, such as invasion of privacy, sexual harassment, defamation, fraud, misrepresentation and/or infliction of emotional distress. Execution of this Agreement by Executive operates as a complete bar and defense against any and all Claims that may be made by Executive against the Released Parties or any of them. Executive expressly understands that among the various claims and rights being waived by Executive in this Agreement are those arising under the ADEA, and in that regard Executive specifically acknowledges that Executive has read and understands the provisions of Section 10 below before signing this Agreement.

6.    Exclusions from General Release; Protected Rights. Notwithstanding anything to the contrary in Section 5 above, Executive is not prohibited from making or asserting: (a) Executive’s rights under this Agreement and any claims arising from the breach of this Agreement by Company, including any claim for breach of Company’s obligation to make the payments described in Sections 2 and 3 above; (b) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; and (c) Executive’s rights, if any, to indemnity pursuant to Company’s articles, bylaws, or any indemnification agreement between Company and Executive; and/or to the protections of any director’ and officers’ liability policies of Company.

7.    Protected Rights. Nothing in this Agreement limits Executive’s rights to file a charge with, or report possible violations of law or regulation to, or communicate with, any governmental agency or federal or state regulatory authority or self-regulatory organization, or to make other disclosures that are protected under any law or regulation, or to cooperate with any investigation or proceeding by any governmental agency, federal or state regulatory authority, or self-regulatory organization, or to receive an award for information provided to any securities regulatory agency or authority. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency relating to Company as described in this Section 7, or is otherwise made a party to any such proceedings or other proceedings of a type described in Section 5 hereof, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding if the charge or proceeding pertains to a claim that is released by this Agreement; provided, however, that this Agreement does not limit Executive’s right to receive an award for information provided to any governmental agencies under any whistleblower program. In addition and notwithstanding anything herein to the contrary, Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if he files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if he (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any attorney-client privileged information of Company or any of Company’s attorney work product without Company’s prior written consent or as otherwise expressly required by law. The exclusions and protections contained in this Section 7 override any language to the contrary in any other part of this Agreement.

8.    Waiver of Unknown Claims. It is Executive’s intention (and Executive agrees) that Executive’s execution and subsequent reaffirmation of this Agreement will forever bar every claim, demand or cause of action it releases. Executive agrees that this Agreement shall constitute a complete defense to any such claim, demand or cause of action. Executive recognizes that Executive may have some claims, demands or causes of action against Company or any other Released Party which are part of the Claims that this Agreement releases of which Executive is unaware and unsuspecting which Executive is giving up by execution and reaffirmation of this Agreement, but it is Executive’s intention (and Executive agrees) that in executing this Agreement in the first instance and subsequently reaffirming this Agreement he shall be deprived of such claim, demand or cause of action and shall be prevented from asserting it against Company or any other Released Party.

9.    Period for Review and Consideration of Agreement. Executive confirms that he has been given (i) twenty-one (21) days to review and consider this Agreement in the first instance before signing it and (ii) an additional twenty-one (21) days following the Termination Date within which to review and consider reaffirming this Agreement. Executive understands that he may use as much or as little of this period as he wishes in either instance prior to signing or reaffirming this Agreement.
To accept this offer in the first instance, Executive must return an executed copy of this Agreement to Molina Healthcare, Inc., Attn: Jeff Barlow, 2180 Harvard Street, Suite 400, Sacramento, CA 95815; email: Jeff.Barlow@MolinaHealthcare.com by the 21st day. Reaffirmation of this Agreement must also be delivered to such address by the 21st day following the Termination Date.

10.    Revocation. To comply with the Older Workers Benefits Protection Act (29 U.S.C. Section 626(f)) and effectuate the release by Executive of any potential claims under the ADEA, Executive agrees as follows. Executive specifically acknowledges that he is waiving and releasing any rights he may have under the ADEA in exchange for the consideration paid. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. He has carefully reviewed this Agreement and understands the terms and conditions it contains. By entering into this Agreement, Executive is giving up potentially valuable legal rights and he intends to be bound by all the terms and conditions set forth in this Agreement. He is entering into this Agreement freely, knowingly and voluntarily. He has been advised to consult legal counsel before executing this Agreement. Upon execution of this Agreement in the first instance, he does not waive any rights or claims that may arise after the Effective Date, and upon reaffirmation, he does not waive any rights or claims that may arise after the Termination Date.
If this Agreement is signed and reaffirmed by Executive and returned to Company within the time periods specified in Section 9 above, Executive shall have (i) seven (7) days from the Effective Date and (ii) seven (7) days after this Agreement is reaffirmed, as applicable, in which to revoke his acceptance of any ADEA claims only. Revocation must be made by delivering a written notice of revocation to Company, which must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter, if the seventh calendar day is not a business day) after Executive signs or reaffirms this Agreement, as applicable. If Executive revokes any ADEA claims, this Agreement shall not be effective or enforceable as to any rights he may have under the ADEA. Additionally, this Agreement eliminates all penalties, such as attorneys’ fees, for any action brought by Executive challenging the validity of the ADEA waiver. If Executive revokes his acceptance of the release of any ADEA claims, the remainder of this Agreement shall remain in full force and effect as to all of its terms except for the release of any claims under the ADEA, and Company will have three (3) business days to rescind this entire Agreement by notifying Executive.
Notice to Company for purposes of this Agreement shall be effective if and only if it is delivered within the revocation periods set forth above by one or more of the following means: (a) personally; (b) by overnight courier; or (c) by registered mail to: Jeff Barlow at Molina Healthcare, Inc., 2180 Harvard Street, Suite 400, Sacramento, CA  95815.

11.    Cooperation. Executive will cooperate fully with Company and its counsel, upon their request, with respect to the defense, prosecution, or conduct of potential or pending proceedings (including, without limitation, any litigation, arbitration, regulatory proceeding, investigation, or governmental action) against, involving or on behalf of any Company entity that relates in whole or in part to events which transpired while Executive was employed with Company. Executive agrees to render such cooperation in a reasonably timely fashion and to provide Company personnel and counsel with the full benefit of his knowledge with respect to any such matter, and will make himself reasonably available at reasonable times and locations for interviews, depositions, or court appearances at the request of Company or its counsel. In seeking such cooperation, Company will take into account Executive’s conflicting professional and personal commitments. Company acknowledges that Executive may have his personal counsel present for discovery or other adversarial proceedings at his own expense (except to the extent payment for counsel is provided under any applicable indemnification policy or director or officer insurance).

12.    Confidentiality/Non-Disclosure/No Illegal Conduct.

a.    Executive hereby states, represents, warrants, and agrees that the terms and conditions of this Agreement and each and every document and communication regarding this Agreement, including, but not limited to, the fact of and the amount of the payments provided herein, are strictly confidential. Executive agrees that he will not seek nor promote publicly nor cooperate in any efforts to promote or publicize any of the terms or conditions of this Agreement, including, but not limited to, the fact of and the amount of any of the payments provided herein.

b.    Executive further agrees that, except as provided in this paragraph, he will not: (i) communicate, discuss, disclose, disseminate, or publish the amount of the payment made by Company, or (ii) communicate, discuss, disclose, disseminate, or publish the fact that he has received severance in any amount from Company as a result of this Agreement. Executive expressly agrees that the promises herein represent full and fair consideration for the promises made in this Agreement. Notwithstanding the foregoing, Executive may communicate the terms of this Agreement if compelled by subpoena or as otherwise required by law. Executive may also communicate the terms of this Agreement to his legal counsel, tax advisors and accountants, provided that Executive first advises them of the confidentiality provisions of this Agreement and secures their agreement not to communicate, discuss, disclose, disseminate, or publish the terms and conditions of this Agreement.

c.    Executive represents and warrants that he has not used or disclosed any confidential information regarding Company and agrees that he shall not use or disclose any confidential information regarding Company, including, but not limited to, financial information, customer lists, protected health information, business plans, legal information, trade secrets, and other business and technical information (“Information”). Executive expressly acknowledges that this confidentiality provision applies to any private plaintiff seeking to bring legal action against Company except as such disclosure otherwise required by law. Executive further represents to Company that, as of the Termination Date, he will return or has returned to Company all information, documents, files, or other tangible items containing or constituting Information which were previously in his possession, custody, or control.

d.    Any confidentiality provision in this Agreement does not prohibit or restrict Executive (or Executive’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

e.    Executive agrees to update all of his social media profiles (for example, LinkedIn) within ten (10) days after the Termination Date to reflect that he is no longer employed by or affiliated with Company.

f.     Executive states that he is not aware of any illegal or improper conduct at Company or has disclosed that conduct in writing to Company in connection with this Agreement.

g.    Executive understands that this Section 12 and the restrictive covenants incorporated herein from each of the Offer Letter and the Equity Agreements (as described in Section 20 hereof) are essential to this Agreement and that he has been provided consideration in exchange for the agreements set forth in these paragraphs. He further agrees and understands that, in the event of a breach of these provisions, damages would be difficult, if not impossible, to quantify. Therefore, it is understood and agreed by Executive that, in the event of a breach by his of this Section 12 or the restrictive covenants incorporated herein by reference, Company will be awarded ten (10) percent of the severance as liquidated damages, and not as a penalty, for each breach, and Executive shall be entitled to no further severance payments hereunder and Executive shall be required to refund any severance payments already made to the Executive.

13.    Non-Disparagement. Executive represents and agrees he has not made, and agrees that he will not, either orally or in writing, make defamatory or otherwise injurious statements concerning Company or its officers and directors. This provision is a material, essential and indispensable condition of this Agreement. Neither this provision nor anything else in this Agreement bars Executive from communicating with, directly or indirectly, or sharing truthful information with any governmental administrative agency such as the SEC or EEOC, nor is this provision intended to any way interfere with Executive’s rights under Section 7 of the National Labor Relations Act.

14.    Return of Company Property & Information. Executive acknowledges and affirms that as of the Termination Date, he will have returned all of Company’s property and Information. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all Information provided by Company to Executive, or which Executive has developed or collected in the scope of Executive’s employment with Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.  Executive shall attest to Executive’s compliance with these obligations and further certify that any electronic copies of Company information residing on computers or other electronic storage devices owned by Executive have been deleted.  Executive further acknowledges and affirms his understanding that receipt of the payments described in Sections 2 herein is conditioned upon Molina’s receipt of all assets and Information, as well as Executive’s executed Return of Assets & Confidential Information Attestation Form, attached hereto as Attachment 1.

15.    Acknowledgements. Executive represents and agrees that he has been and is hereby advised to and had the opportunity to thoroughly discuss, and has discussed, all aspects of this Agreement with his attorney, and that he had a reasonable period of time within which to consider the Agreement in the first instance and to consider reaffirming the Agreement, and that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement. Executive further acknowledges that Executive has no right to any future employment by Company, and that except as set forth in Section 2 and 3 above, as of the Termination Date, Executive is not entitled to any wages or compensation (including, without limitation, bonuses or incentive compensation), perquisites, other benefits, stock awards, stock options, stock appreciation rights, or other equity-based or cash-based awards from Company. Executive has not suffered any job-related illness or injury during employment with Company for which Executive has not already filed a claim, and Executive has disclosed to Company in writing any pending or previously filed claim relating to an on-the-job injury or illness, and the termination of Executive’s employment by Company is not related to any such on-the-job injury or illness.

16.    Withholding. Company may withhold, or cause to be withheld, from any payments or benefits under this Agreement all amounts required to be withheld pursuant to federal, state or local tax laws.

17.    Tax Matters. Executive has not relied upon any representation, express or implied, made by Company or any of its representatives as to the tax consequences of this Agreement to Executive and Executive hereby releases the Released Parties from any and all liability to his or on behalf of his in connection with any such tax consequences. Executive agrees that any liability he incurs for federal, state or local tax payments or penalties on his arising from any portion of the payments made under this Agreement shall be Executive’s sole responsibility.

18.    Assignment of Claims. Executive hereby represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer to anyone or any entity any claims, assertions of claims, demands, actions, causes of action, or suits based upon, arising out of, pertaining to, concerning or connected with any other matters herein released. Executive agrees to defend, indemnify and hold harmless the Company Released Parties against any claim, demand, damage, debt, liability, account, action, cause of action, attorneys’ fees actually paid or incurred, cost, or expense arising out of or in connection with any such transfer, assignment or purported or claimed transfer or assignment.

19.    Non-Admission of Liability. It is understood and agreed by Executive that the payment of consideration to which reference is made in this Agreement does not constitute an admission or concession of liability by Company on account of any claim or potential claim by Executive.

20.    No Current/Future Actions Filed; Covenant Not To Sue. Executive represents and warrants that no type of administrative or legal action arising out of claims waived and/or released by this Agreement has been filed as of the Effective Date, and upon reaffirmation of this Agreement, as of the Termination Date, and that he will not sue or become party to any litigation arising out of claims waived or released by this Agreement. If Executive hereafter commences or becomes party to any action or proceeding against any Released Party based upon any of the claims waived and/or released by this Agreement, the Released Parties will be entitled to apply for an injunction to restrain such violation. This Agreement may be pleaded by the Released Parties as a defense, counterclaim or cross-claim in any such action or proceeding.

21.    Entire Agreement. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement, and that Executive only has relied on promises expressly stated herein. The Parties agree that nothing in this Agreement shall affect the non-solicitation and non-competition restrictions of each of the Offer Letter and the Equity Agreements, and that such provisions survive the termination of Executive’s employment with Company and are incorporated herein by reference and shall remain in full force and effect. No amendments or modifications to this Agreement shall be binding unless made in a writing specifically referencing this Agreement and signed by Executive and Company.

22.     Waiver. The failure by either Party to insist upon strict compliance with any term or provision of this Agreement shall not operate or be construed as a waiver of such term or provision. The waiver by either Party of a breach of any term or provision of this Agreement must be in writing signed by such Party in order to be binding and, further, shall not operate or be construed as a waiver of a subsequent breach of the same provision by any Party or of the breach of any other term or provision of this Agreement.

23.    Breach. In the event of any breach of this Agreement by Executive, Executive shall indemnify and hold harmless Company Released Parties from and against all liabilities, costs and expenses, including attorneys' fees, arising out of said breach.

24.    Governing Law; Construction. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to its conflict of laws provisions. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

25.    Assignment; Binding Effect. This Agreement is only assignable by Company (provided that no such assignment will relieve Company of its obligations under this Agreement to Executive).

26.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

27.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument. The Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of either Party, the other Party shall re-execute original forms hereof and deliver them to such other Party

[SIGNATURES ON NEXT PAGE]

[SIGNATURES FOR WAIVER AND RELEASE AGREEMENT]

    IN WITNESS WHEREOF, as of the Effective Date, the undersigned execute this Agreement freely and voluntarily intend to be legally bound by it.

EXECUTIVE

/s/ Thomas L. Tran
Thomas L. Tran

MOLINA HEALTHCARE, INC.

/s/ Jeff D. Barlow
By: Jeff D. Barlow
Its: Chief Legal Officer

YOU MUST REAFFIRM BY SIGNING BELOW ON OR WITHIN TWENTY-ONE (21) DAYS AFTER YOUR TERMINATION DATE TO RECEIVE THE PAYMENTS IN SECTION 2 ABOVE:

By reaffirming this Agreement on or after the Termination Date, I, Thomas L. Tran, hereby extend the release of all known and unknown claims set forth above in Section 8 to include any claims arising through and including the date on which I reaffirm this Agreement. I also acknowledge and agree that I have been paid all wages and received all benefits that I earned during my employment with Company. I agree that I was given at least twenty-one (21) days to consider reaffirming this Agreement, that I am receiving valuable consideration in exchange for reaffirming this Agreement that I would not otherwise be entitled to receive, that Company is advising me to consult an attorney before reaffirming this Agreement, and that I have seven (7) days following my reaffirmation of this Agreement to revoke it in writing. I understand that I may revoke my reaffirmation of this Agreement by sending written notice of revocation to Company any time up to seven (7) days after I reaffirm this Agreement. Revocation of my reaffirmation of this Agreement will not revoke the original Agreement, which will remain in effect, but I will not receive the payments in Section 2 of this Agreement.

                            ___________________________________
                            Thomas L. Tran

Dated:                     , 2021

MOLINA HEALTHCARE RETURN OF ASSETS & CONFIDENTIAL INFORMATION ATTESTATION FORM

The purpose of this form is to provide an attestation to Molina Healthcare, Inc. and its subsidiaries and affiliates (“Molina Healthcare”) regarding the return of Molina Healthcare’s assets and any proprietary information, confidential information, and/or member Protected Health Information (collectively, “Molina Healthcare Confidential Information”).

Former Employee Contact Information:
Name:
City State Zip:
Phone Number:

Attestation:
I attest that on or about                         , 2021, I returned to Molina Healthcare any and all Molina Healthcare assets and Molina Healthcare Confidential Information in any format. I further attest that I have not disclosed any Molina Healthcare Confidential Information in my possession to any unauthorized persons or retained a copy in any form.

Signature Information:
I certify that the foregoing is true and correct:

    Executed on:
    Signature:
    Name: